Exhibit 99.1

LEXMARK	Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Todd Hastings (859) 232-6012 thasting@lexmark.com

Lexmark announces pricing of debt offering and increase in share repurchase authorization

LEXINGTON, Ky., May 20, 2008– Lexmark International, Inc. (NYSE: LXK) announced today that it priced yesterday an aggregate of $650 million of fixed rate senior unsecured notes. The notes are split into two tranches of five- and ten-year notes, respectively.  The five-year notes, which are in the amount of $350 million, will have an effective yield to maturity of 5.939 percent and will mature June 1, 2013. The ten-year notes, which are in the amount of $300 million, will have an effective yield to maturity of 6.687 percent and will mature June 1, 2018. The offering is subject to customary closing conditions and is expected to close on May 22, 2008. As previously disclosed, the company intends to use the net proceeds from the offering for general corporate purposes, including to fund share repurchases, repay debt, finance acquisitions, finance capital expenditures and operating expenses and invest in any subsidiaries.

The company also announced today that its board of directors authorized on May 20, 2008the repurchase of an additional $750 million of its Class A Common Stock.

The repurchase authority allows the company to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions, depending upon market price and other factors, and the company may use proceeds of the offering for such purpose. The repurchase authorization provides management with the flexibility to make purchases at its discretion without target price or timetable constraints.

This repurchase authorization raises the aggregate repurchase authorization to $4.65 billion from the $3.90 billion previously granted by the board. The company has used $3.65 billion of this prior authorization to repurchase approximately 75.6 million shares.  With the $750 million of increased authority, the company now has approximately $1 billion of share repurchase authority.

Statements in this release which are not historical facts are forward-looking statements and involve certain risks and uncertainties, including, but not limited to the results of the proposed debt transaction and other risks and uncertainties related to the company as described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark has filed a registration statement (including a prospectus) with the SEC for the offering referred to in this press release. The prospectus in that registration statement and other documents Lexmark has filed with the SEC can be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Lexmark, any underwriter or any dealer participating in the offering will arrange to send the prospectus if requested by calling J.P. Morgan Securities Inc. collect at 212-834-4533 or Citigroup Global Markets Inc. toll free at 1-877-858-5407.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2007, Lexmark reported $5.0 billion in revenue.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.